UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices)(Zip Code)

INDUCEMENT STOCK OPTION AGREEMENT, EFFECTIVE OCTOBER 17, 2005, BY AND BETWEEN

QUADRAMED CORPORATION AND KEITH B. HAGEN

RESTRICTED STOCK AGREEMENT, EFFECTIVE OCTOBER 17, 2005, BY AND BETWEEN

QUADRAMED CORPORATION AND KEITH B. HAGEN

INDUCEMENT STOCK OPTION AGREEMENT, EFFECTIVE AUGUST 1, 2005, BY AND

BETWEEN QUADRAMED CORPORATION AND JAMES R. KLEIN

RESTRICTED STOCK AGREEMENT, EFFECTIVE AUGUST 1, 2005, BY AND BETWEEN

QUADRAMED CORPORATION AND JAMES R. KLEIN

INDUCEMENT STOCK OPTION AGREEMENT, EFFECTIVE NOVEMBER 21, 2005, BY AND

BETWEEN QUADRAMED CORPORATION AND STEVEN V. RUSSELL

(Full title of the plans)

Keith B. Hagen

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(Name and Address of Agent for Service)

(703) 709-2300

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Kelly G. Howard

Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 624-2500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	550,000	(2)	$1.83	(3)	$1,006,500	$30.90
Common Stock, par value $0.01 per share	550,000	(4)	$3.12	(5)	$1,716,000	$52.68
Common Stock, par value $0.01 per share	200,000	(6)	$1.74	(3)	$348,000	$10.68
Common Stock, par value $0.01 per share	100,000	(7)	$3.12	(5)	$312,000	$9.58
Common Stock, par value $0.01 per share	75,000	(8)	$1.24	(3)	$93,000	$2.86
TOTALS	1,475,000				$3,475,500	$106.70

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of QuadraMed Corporation (the “Company”).
(2)	Represents options to purchase Common Stock granted to Keith B. Hagen pursuant to an Inducement Stock Option Agreement, effective October 17, 2005, between the Company and Mr. Hagen.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the fixed exercise price of the options.
(4)	Represents restricted shares of Common Stock granted to Keith B. Hagen pursuant to a Restricted Stock Agreement, effective October 17, 2005, between the Company and Mr. Hagen.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices for a share of Common Stock reported on the American Stock Exchange as of March 16, 2007.
(6)	Represents options to purchase Common Stock granted to James R. Klein pursuant to an Inducement Stock Option Agreement, effective August 1, 2005, between the Company and Mr. Klein.
(7)	Represents restricted shares of Common Stock granted to James R. Klein pursuant to a Restricted Stock Agreement, effective August 1, 2005, between the Company and Mr. Klein.
(8)	Represents options to purchase Common Stock granted to Steven V. Russell pursuant to an Inducement Stock Option Agreement, effective November 21, 2005, between the Company and Mr. Russell.

EXPLANATORY NOTE

This registration statement registers (i) 550,000 shares of QuadraMed Corporation (the “Company”) common stock, par value $0.01 per share, under a stock option grant to Keith B. Hagen pursuant to an Inducement Stock Option Agreement, effective October 17, 2005, between the Company and Mr. Hagen; (ii) 550,000 shares of restricted common stock pursuant to a Restricted Stock Agreement, effective October 17, 2005, between the Company and Mr. Hagen; (iii) 200,000 shares of common stock under a stock option grant to James R. Klein pursuant to an Inducement Stock Option Agreement, effective August 1, 2005, between the Company and Mr. Klein; (iv) 100,000 shares of restricted common stock pursuant to a Restricted Stock Agreement, effective August 1, 2005, between the Company and Mr. Klein; and (v) 75,000 shares of common stock under a stock option grant to Steven V. Russell pursuant to an Inducement Stock Option Agreement, effective November 21, 2005, between the Company and Mr. Russell. Messrs. Hagen, Klein and Russell are executive officers of the Company, and Mr. Hagen also serves as a director of the Company.

This registration statement contains two parts. The first part constitutes a reoffer prospectus, prepared on Form S-8, in accordance with General Instruction C to Form S-8, to be used in connection with reoffers and resales of the securities acquired under the foregoing agreements between the Company and Messrs. Hagen, Klein, and Russell. The second part contains information required in the registration statement pursuant to Part II of Form S-8. The information required by Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 of the Securities Act and the instructions of Form S-8.

REOFFER PROSPECTUS

QuadraMed Corporation

1,475,000 Shares of Common Stock

(Par value $0.01 per share)

This prospectus may be used by the named stockholders (the “Selling Stockholders”) to sell a maximum of 1,475,000 shares (the “Shares”) of our common stock, par value $0.01 per share, which we have previously issued, or may issue in the future, under awards of stock options and restricted shares of common stock granted pursuant to (i) an Inducement Stock Option Agreement, effective October 17, 2005, between the Company and Keith B. Hagen; (ii) a Restricted Stock Agreement, effective October 17, 2005, between the Company and Mr. Hagen; (iii) an Inducement Stock Option Agreement, effective August 1, 2005, between the Company and James R. Klein; (iv) a Restricted Stock Agreement, effective August 1, 2005, between the Company and Mr. Klein; and (v) an Inducement Stock Option Agreement, effective November 21, 2005, between the Company and Steven V. Russell. (These agreements are collectively referred to as the “Compensation Arrangements.”) The Selling Stockholders, who are listed in the section of this prospectus entitled “Selling Stockholders,” may offer these Shares for resale from time to time. We will not receive any of the proceeds from the sale of the Shares. We will pay all of the expenses associated with this prospectus. The Selling Stockholders will pay the other costs, if any, associated with the sale of the Shares.

The Selling Stockholders may sell the Shares covered by this prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock exchange or stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. These sales may be at fixed prices, which may change, at market prices available at the time of sale, at prices based on the available market price at the time of sale, or at negotiated prices. If the Shares are sold through underwriters, broker-dealers or agents, these parties may be compensated for their services in the form of discounts or commissions, which is deemed to be “underwriting compensation.” Such underwriting compensation shall be the sole responsibility of the Selling Stockholders. If required, the Selling Stockholders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement. For additional information on the Selling Stockholders’ possible methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.”

The Shares that were issued to the Selling Stockholders are “restricted securities” under the Securities Act of 1933 (the “Securities Act”) before their sale under this prospectus. We have prepared this prospectus for the sole purpose of registering the Shares under the Securities Act in order to allow the Selling Stockholders to offer and sell the Shares to the public, subject to any contractual limitations on the Selling Stockholders.

Our common stock is currently traded on the American Stock Exchange (symbol: QD). On March 16, 2007, the high and low prices for our common stock were $3.20 and $3.03 per share, respectively.

Investing in our common stock involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2007.

Unless we state otherwise, “we,” “us,” “our,” “the Company” and “QuadraMed” refer to QuadraMed Corporation, including all of our subsidiaries. Unless otherwise indicated, industry data in this prospectus is derived from publicly available sources, which we have not independently verified.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of the Shares. Our business, financial condition, results of operation and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-8 relating to the Compensation Arrangements, including exhibits, under the Securities Act with respect to the Shares covered by this prospectus. This prospectus does not contain all of the information and exhibits set forth in the registration statement. For further information regarding QuadraMed Corporation and the Shares offered by this prospectus, we refer you to the registration statement. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and on our website, www.quadramed.com, where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange, please call 212-306-1331.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have previously filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

(2)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on January 29, 2007 and March 21, 2007; and

(3)	The description of the terms, rights and provisions applicable to the common stock contained in QuadraMed’s registration statement No. 001-32283 on Form 8-A, filed with the SEC on August 17, 2004 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Shares offered by this prospectus have been sold or which deregisters all Shares then remaining unsold, are incorporated by reference into this prospectus.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

703-709-2300

Attn: Corporate Secretary

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this prospectus is considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this prospectus.

OUR COMPANY

The business mission of QuadraMed Corporation along with our subsidiaries (“QuadraMed” or the “Company”) is to advance the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed’s driving principles include: maintaining long-term client relationships, building a culture of customer care, focusing on innovation as the key to success, and striving to always deliver value. QuadraMed offers innovative, user-friendly software applications designed and developed by the healthcare professionals and software specialists we employ.

In the healthcare market, clinical information and quality measurements are becoming drivers of revenue management. Access management, financial decision support, health information management (“HIM”) processes and systems combined with patient accounting systems are driving revenue management improvements and the movement to new quality-based reimbursement models. As evolving reimbursement scenarios will challenge hospitals to leverage quality of care into appropriate payment, we believe that clients committing to QuadraMed’s “Care-Based Revenue Cycle” solutions will realize improved financial performance. QuadraMed’s goal is to assist our clients in attaining significant improvement in financial success by leveraging quality of care into positive financial outcomes through performance-based IT solutions. We seek to accomplish this goal by delivering healthcare information technology products and services that support the healthcare organizations’ efforts to improve the quality of the care they provide and the efficiency with which it is delivered.

Using QuadraMed’s solutions that are designed to optimize the patient experience and leverage quality of care into payment, our clients seek to receive the proper reimbursement, in the shortest time, at the lowest administrative cost. Our products are designed to eliminate paper, improve processes, streamline efficiencies and decrease error through the efficient management of patient clinical and financial records, resulting in better patient safety. Healthcare organizations of varying size, from small single entity hospitals to large multi-facility care delivery organizations, acute care hospitals, specialty hospitals, Veterans Health Administration facilities and associated/affiliated businesses such as outpatient clinics, long-term care facilities, and rehabilitation hospitals gain value from our solutions. Our products are sold as standalone, bundled or fully integrated software packages.

Our corporate headquarters are located at 12110 Sunset Hills Road, Reston, Virginia in the Washington, D.C. metropolitan area. The Company was incorporated in 1993 and reincorporated in Delaware in 1996. Our telephone number is 703-709-2300. We file quarterly and annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and on our website, www.quadramed.com, where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange, please call 212-306-1331.

RISK FACTORS

An investment in the Shares involves a high degree of risk. In considering whether to purchase the Shares, you should carefully consider the following factors and other information set forth in this prospectus. The risks set forth below are in addition to risks that apply to most businesses.

We Have Incurred Losses from Continuing Operations for the Four Years Prior to 2006. Our Losses Have Adversely Affected Our Ability to Compete.

While we had income from continuing operations of $11.9 million for the year ended December 31, 2006, we incurred losses from continuing operations of $1.5 million, $34.8 million, $19.0 million and $19.9 million for the years ended December 31, 2005, 2004, 2003 and 2002, respectively.

Our historical losses have impaired our ability to market our products and services in competition against companies that are more profitable. If we are unable to sustain profitability, it may impair our ability to compete effectively.

Failure to Maintain Effective Internal Controls Could Have a Material Adverse Effect on Our Business, Operating Results and Stock Price.

We have documented and tested our internal control procedures in connection with Section 404 of the Sarbanes-Oxley Act of 2002. Our annual management assessment of the effectiveness of our internal control over financial reporting is included in this Form 10-K under Item 9A. Controls and Procedures. As reported in Item 9A management believes that our internal control over financial reporting and disclosure controls and procedures are effective as of December 31, 2006.

Reports of our management and our independent auditors pursuant to Section 404 were included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, as amended by Amendment No. 1, filed with the SEC on August 17, 2006; in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 25, 2005, as amended by Amendment No. 1, filed with the SEC on April 29, 2005, and Amendment No. 2, filed with the SEC on January 4, 2006; and in the Company’s Quarterly Reports on Form 10-Q, filed with the SEC on May 10, 2005 (as amended and filed on January 4, 2006), August 9, 2005 and November 9, 2005. In our Annual Report for the fiscal year ended December 31, 2004, our management identified control deficiencies and material weaknesses in internal control over financial reporting and in our disclosure controls and procedures as of December 31, 2004 and as of the end of each quarter in 2005 through September 30, 2005.

During 2005, the Company invested significant time and resources to remediate such material weaknesses, and as such, there were significant changes in our internal control over financial reporting during 2005 that materially affected our internal control over financial reporting in a positive way. These changes were aimed at eliminating internal control deficiencies in both the Company’s revenue and closing cycles.

If we fail to maintain the adequacy of our internal control over financial reporting and disclosure controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are important in helping ensure that we produce reliable financial reports and prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

Additional Costs for Complying With Recent and Proposed Future Changes in SEC, American Stock Exchange and Accounting Rules Could Adversely Affect Our Profits.

Recent and proposed future changes in SEC and American Stock Exchange rules, as well as changes in accounting rules, have caused us, and will continue to cause us, to incur additional costs including professional fees and added personnel costs in order to keep informed of the changes and operate in a compliant manner. We incurred, and expect to continue to incur, additional general and administrative expenses in order to maintain compliance with Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to report on, and (in future periods) our independent auditors to attest to, our internal controls. These additional costs may be significant enough to cause our financial position and results of operation to be adversely affected. In addition, compliance with these rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to our normal business operations. Failure to comply with any of the laws and regulations could adversely impact market perception of our Company, which could make it difficult to access the capital markets or otherwise finance our operations in the future.

Our Ability to Borrow or Issue Additional Shares of Preferred Stock Is Restricted by the Terms of Our Series A Preferred Stock.

The Certificate of Designation governing our Series A Preferred Stock provides that so long as at least 600,000 shares of Series A Preferred Stock are outstanding, at least 66 2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock shall be required to approve the incurrence by QuadraMed of any long-term senior indebtedness of QuadraMed in an aggregate principal amount exceeding $8,000,000, excluding certain prior existing indebtedness. Furthermore, the Certificate of Designation requires the affirmative vote of a majority of any outstanding shares of the Series A Preferred Stock prior to the authorization or creation of, or increase in the authorized amount of, any shares of any class or series (or any security convertible into shares of any class or series) ranking senior to or on par with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends. This may hinder or delay our ability to borrow funds or issue preferred stock.

Our Quarterly Operating Results Are Subject to Fluctuations, which Could Adversely Affect Our Financial Results and the Market Price of Our Common Stock.

Our quarterly operating results have varied significantly in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	Variability in demand for products and services;

•	Introduction of product enhancements and new products by us and our competitors;

•	Timing and significance of announcements concerning present or prospective strategic alliances;

•	Discontinuation of, or reduction in, the products and services we offer;

•	Loss of customers due to consolidation in the healthcare industry;

•	Delays in product delivery requested by our customers;

•	Customer budget cycle fluctuation;

•	Investment in marketing, sales, software development and administrative personnel necessary to support anticipated operations;

•	Delays in implementation due to product readiness, customer induced delays in training or installation and third-party interface development delays;

•	Costs incurred for marketing and sales promotional activities;

•	Software defects and other product quality factors;

•	General economic conditions and their impact on the healthcare industry;

•	Cooperation from competitors on interfaces and implementation when a customer chooses a QuadraMed software application to use with various vendors;

•	Final negotiated sales prices of systems;

•	The fines and penalties a healthcare provider or system may incur due to fraudulent billing practices;

•	Federal regulations (i.e., OIG, HIPAA, ICD-10) that can increase demand for new, updated systems; and

•	Federal regulations that directly affect reimbursements received, and therefore the amount of money available for purchasing information systems.

In addition to the foregoing, a significant percentage of our total cost of revenue is attributable to the cost of third-party software royalties and licenses relating to third-party software embedded within our software applications. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 26%, 21%, and 20% for the years ended December 31, 2006, 2005, and 2004, respectively. Generally, royalty fees for third-party licenses will fluctuate based on revenue or the number of our customers and therefore will fluctuate on a quarter-to-quarter basis.

Our Operating Expenses are Fixed, and We May Not Be Able to Reduce Them to Offset a Potential Future Revenue Decrease.

Our operating expense levels are relatively fixed. Accordingly, if future revenues are below expectations, we would experience a disproportionate adverse affect on our net income and financial results. In the event of a revenue shortfall, we will likely be unable to, or may elect not to, reduce spending quickly enough to offset any such shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In such a case, the price of our publicly traded securities may be adversely affected.

We Could Experience a Significant Impact on Our Revenue if Our Customers Do Not Renew Maintenance Contracts.

We derive a significant percentage of our revenue, including 45% of our total revenue for fiscal year 2006, from maintenance services. We provide maintenance services under maintenance contracts to many of our customers in connection with our healthcare information technology products. In general, these maintenance contracts renew on an annual basis. If a significant portion of these maintenance contracts were not renewed, our maintenance revenues would decline which could have a material adverse effect on our total revenue for the period(s) in which the maintenance contracts were discontinued.

Future Sales of Our Common Stock in the Public Market, Warrants or Option Exercises and Sales Could Lower Our Stock Price.

A substantial number of shares of our common stock are issuable upon the exercise of stock options and warrants and upon conversion of our Series A Preferred Stock. We cannot predict the effect, if any, those future sales of such shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock issued or issuable upon the exercise of stock options or warrants or upon the conversion of our Series A Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

If Our Series A Preferred Stock is Converted into Common Stock, these Converting Stockholders Will Have Significant Voting Power, and They Will Have the Ability to Exert Substantial Influence Over Matters Requiring Stockholder Approval.

Each share of our Series A Preferred Stock is convertible into 8.0645 shares of our common stock, and the Series A Preferred Stockholders may convert at any time. If all of our Series A Preferred Stock is converted into common stock, the shares issued upon this conversion will total approximately 42.5% of our outstanding common stock. In addition, many of our Series A Preferred Stockholders own common stock. Therefore, although these stockholders may not acquire majority control upon conversion of their Series A Preferred Stock, if these distinct stockholders were to act together, they will have the ability to exert substantial influence over all matters requiring approval of our stockholders, including the election and removal of directors, the approval of mergers or other business combinations, and other significant corporate actions. This ability to influence our affairs might not be advantageous to our other stockholders.

The Trading Price of Our Common Stock Has Been, and Is Expected to Continue to Be, Volatile.

The American Stock Exchange and stock markets in general, have historically experienced extreme price and volume fluctuations that have affected companies unrelated to their individual operating performance. The trading price of our common stock has been and is likely to continue to be volatile due to such factors as:

•	Variations in quarterly results of operations;

•	Announcements of new products or acquisitions by our competitors;

•	Government regulatory action;

•	Resolution of pending or unasserted litigation;

•	Developments or disputes with respect to proprietary rights; and

•	General trends in our industry and overall market conditions.

Movements in prices of equity securities in general may also affect the market price of our common stock.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law Could Delay or Discourage a Takeover and Could Adversely Affect the Price of Our Common Stock.

Our Board of Directors has the authority to issue an additional one million shares of preferred stock over and above the four million shares already issued, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by holders of our common stock. If additional preferred stock is issued, the voting and other rights of the holders of our common stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of the Company that could have been at a premium price to our stockholders. Our Board of Directors has issued four million shares of such preferred stock as Series A Preferred Stock and the holders of the Series A Preferred Stock have certain voting and board appointment rights.

Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make stockholders’ attempts to change management difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on our Board of Directors may be filled only by a vote of the majority of directors then in office. Further, our Certificate of Incorporation provides that the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class, subject to certain exceptions, is required for certain business combination transactions. These provisions, and certain other provisions of our Certificate of Incorporation, could have the effect of delaying or preventing (i) a tender offer for our common stock or other changes of control of the Company that could be at a premium price or (ii) changes in our management.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of the Company. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

We Do Not Expect to Pay Cash Dividends on Common Stock in the Foreseeable Future.

We have not declared or paid cash or other dividends on our common stock and do not expect to pay cash dividends for the foreseeable future. Our ability to pay dividends is also restricted by the terms of our Series A Preferred Stock which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our common stock. Further, the Series A Preferred Stock is entitled to quarterly dividends of $0.34375 (5.5% per annum) per share. Upon conversion of the Series A Preferred Stock into shares of common stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 (5.5%) per share per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares, or any combination thereof at our option. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

Our Inability to Protect Our Intellectual Property Could Lead to Unauthorized Use of Our Products, which Could Have an Adverse Effect on Our Business.

We rely on a combination of trade secret, copyright and trademark laws, nondisclosure, non-compete and other contractual provisions to protect our proprietary rights. In 2001, we filed our first patent application covering our developed technology, the Affinity CPOE software application. This application lapsed, and we have no patents. Measures taken by us to protect our intellectual property may not be adequate, and our competitors could independently develop products and services that are substantially equivalent or superior to our products and services. Any infringement or misappropriation of our proprietary software and databases could put us at a competitive disadvantage in a highly competitive market and could cause us to lose revenues, incur substantial litigation expense and divert management’s attention from other operations.

We are Dependent Upon Third-Party Software Licenses in Connection with the Sale of Our Software. If These Licenses Are Not Renewed or Are Terminated, We May Not Be Able to Continue to Use the Related Technology on Commercially Reasonable Terms or at All.

We depend on licenses from a number of third-party vendors for certain technology, including the computer hardware, operating systems, database management systems, programming language and runtime environment upon which we develop and operate our products. We are materially reliant upon licenses with the following third-party vendors: InterSystems Corporation, Document Storage Systems, Inc., Megas Corporation, Unicor Medical, Oracle, Microsoft, Quovadx, the American Medical Association and the American Hospital Association. Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition and results of operations. However, as all application software companies, including QuadraMed and our competitors, are reliant on licensed technology and third-party components, we believe our reliance on such technology and licenses does not place us at a competitive disadvantage.

At present, there is no equivalent technology for the InterSystems Corporation technology which is an integral component of our Patient Care and Revenue Management product line. The Company has entered into several agreements with InterSystems Corporation regarding the licensed technology relating to our Patient Care and Revenue Management product line. However, if InterSystems Corporation ceased to offer this technology and no other vendor provided the technology, we would be required to migrate our Patient Care and Revenue Management products to a new database platform or redesign our products to work with new software tools. This could be very costly and difficult to achieve and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would successfully migrate our Patient Care and Revenue Management products to a new platform.

Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

We Face Product Development Risks Associated with Rapid Technological Changes.

The healthcare software market is highly fragmented and characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:

•	Offer a broad range of software products;

•	Enhance existing products and expand product offerings;

•	Respond promptly to new customer requirements and industry standards;

•	Remain compatible with popular operating systems and develop products that are compatible with new or otherwise emerging operating systems; and

•

Develop new interfaces with competing healthcare information system vendors to fully integrate our Health Information Management product suite in order to maximize features and functionality of the new products.

Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We may not successfully, or in a timely manner, develop, acquire, integrate, introduce or market new products or product enhancements. Product enhancements or new products developed by us also may not meet the requirements of hospitals or other healthcare providers and payers or achieve or sustain market acceptance. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition and results of operations. In addition, our failure to meet a customer’s expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business.

If Our Products Fail to Accurately Assess, Process or Collect Healthcare Claims or Administer Managed Care Contracts, We Could Be Subject to Costly Litigation and Be Forced to Make Costly Changes to Our Products.

Some of our products and services are used in the payment, collection, coding and billing of healthcare claims and the administration of managed care contracts. If our employees or products fail to accurately assess, process or collect these claims, customers could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition and results of operations. Even a claim without merit could result in significant legal defense costs and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates. Furthermore, if we were found liable, we may have to alter significantly one or more of our products, possibly resulting in additional unanticipated software development expenses.

Changes in Procurement Practices of Hospitals Have and May Continue to Have a Negative Impact on Our Revenues.

A substantial portion of our revenues has been and is expected to continue to be derived from sales of software products and services to hospitals. Hospitals are slow to make changes and generally favor their existing vendor when considering an upgrade in their systems. Consolidation in the healthcare industry, particularly in the hospital and managed care markets, could decrease the number of existing or potential purchasers of products and services and could adversely affect our business. In addition, the decision to purchase our products often involves a committee approval. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers. In addition, many healthcare providers are consolidating to create integrated delivery networks with greater regional market power. Others are participating in the regional health information organizations (RHIOs) or health information networks (HINs), some of which may seek to implement a single electronic health information solution for participating organizations. These emerging systems RHIOs, and HINs could have greater bargaining power, which may lead to decreases in prices for our products, and consequently could adversely affect our business, financial condition and results of operations.

Changes in the Healthcare Financing and Reimbursement System Could Adversely Affect the Amount of and Manner in which Our Customers Purchase Our Products And Services.

Changes in current healthcare financing and reimbursement systems (e.g., Medicaid) could result in unplanned product enhancements, delays or cancellations of product orders or shipments, or reduce the need for certain systems. We could also have the endorsement of products by hospital associations or other customers revoked. Any of these occurrences could have a material adverse effect on our business. Alternatively, the federal government recently mandated that all but small healthcare providers submit claims to Medicare in electronic format, which may positively affect sales of our systems and products.

Healthcare Regulations and Reform Proposals Could Adversely Affect Demand for Our Products.

The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. The traditional hospital delivery system is evolving as more hospital services are being provided by niche, free standing practices and outpatient providers. The commercial value and appeal of our products may be adversely affected if the current healthcare financing and reimbursement systems were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products or change the operating environment of our customers in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) could lead healthcare organizations to curtail or defer investments in non-HIPAA related features in the next several years.

Government Regulation of E-Prescribing and Electronic Health Record Technologies Could Increase Administrative Costs and Decrease Product Demand.

The U.S. Department of Health and Human Services (“DHHS”) has issued final rules protecting certain eligible entities that provide electronic prescribing (e-prescribing) and electronic health record (EHR) items and services to certain eligible recipients. The final rules became effective October 10, 2006. The EHR safe harbor protects, among other things, donations of software or information technology. The rule requires that a recipient pay 15% of the donor’s cost for the items and services and also requires that reference to the donor’s cost of the items or services be included in the agreement between the parties. The safe harbor will sunset on December 31, 2013. The e-prescribing safe harbor is largely reflective of the Congressional mandate requiring its implementation under MMA. This safe harbor does not include a requirement that the provider bear 15% of costs. The EHR and e-prescribing exceptions to the physician self-referral (Stark) law are very similar to the anti-kickback safe harbors, described above, while nevertheless accounting for the differences in the underlying statutes. For example, the EHR exception requires a receiving physician to pay 15% of the cost of the items or services, and the exception will sunset in 2013.

One or more of the above-referenced rules may increase the administrative costs typically associated with the sale of our products to the extent we are required to provide more detailed cost estimates to both parties participating in a proposed donation of technology. Failure on our part to provide accurate cost estimates could lead to contractual or legal exposure. In addition, we may be asked to execute agreements between prospective donors and recipients as a third party. Such requests may require additional review and analysis. In some cases, an agreement may provide either or both parties with the option to terminate the agreement upon either a change in law or experienced counsel’s opinion of the law. As these safe harbors and exceptions may be subject to ambiguity, differing interpretation, and potential future sub-regulatory guidance, and given the inherent sensitivities to achieving compliance with safe harbors and exceptions, such termination provisions may have a negative impact on contractual certainty, especially in the context of certain longer-term arrangements, including servicing arrangements.

Customer frustration with the compliance obligations associated with the above-referenced rules, or fear that failure to comply fully with these rules could result in legal exposure, could decrease demand for our products. Alternatively, the protection afforded by these rules for the donation of electronic health information technologies may positively affect sales of our systems and products.

The Variability and Length of Our Sales Cycle for Our Products May Exacerbate the Unpredictability and Volatility of Our Operating Results.

We cannot accurately forecast the timing of customer purchases due to the complex procurement decision processes of most healthcare providers and payers. How and when to implement, replace, expand or substantially modify an information system are major decisions for hospitals, and such decisions require these entities to make significant capital expenditures. As a result, we typically experience sales cycles that extend over several quarters. In particular, our Patient Care and Revenue Management software has a higher average selling price and longer sales cycle than many of our other products. As a result, we have only a limited ability to forecast the timing and size of specific sales, making the prediction of quarterly financial performance more difficult.

We Operate in a Highly Competitive Market.

Competition for our products and services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins and market share and have a material adverse effect on our business, financial condition and results of operations. We compete with other providers of healthcare information software and services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge. Some principal competitors include:

•

In the market for healthcare information systems: McKesson Corporation, Inc., Siemens Health Services, a division of Siemens Medical Solutions of Siemens AG, MediTech Corporation, Eclipsys Corporation and Cerner;

•	In the market for electronic document management products: McKesson Corporation, SoftMed Corporation Inc., FileNet, Streamlined Health, MedPlus and Eclipsys Corporation;

•

In the market for Smart Identity Management products and services: Initiate Systems, Inc., McKesson Corporation, Siemens Health Services, a division of Siemens Medical Solutions of Siemens AG, and Medibase;

•

In the market for decision support products: Eclipsys Corporation, Healthcare Microsystems, Inc., a division of Health Management Systems Inc., McKesson Corporation, Siemens Health Services, a division of Siemens Medical Solutions of Siemens AG, and MediQual Systems, Inc., a division of Cardinal Health, Inc.; and

•

In the market for coding, compliance, data, and record management products in the Health Information Management Software Division: 3M Corporation, SoftMed Corporation, Inc., MetaHealth, Eclipsys Corporation and HSS, Inc., an Ingenix Corporation.

Prospective customers may evaluate our products’ capabilities against the merits of their existing information systems and expertise and decide to stay with their incumbent vendor due to the cost associated with conversion. In addition, existing and prospective customers may be reluctant to buy from us because of the losses we have incurred in past years.

Many of our current and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. These competitors may be in a position to devote greater resources to the development, promotion and sale of their products than we can. Our competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements and changes in the political, economic or regulatory environment in the healthcare industry.

As a result of the current emphasis on patient safety, the selection of a new hospital information system is frequently based on the strength of the vendor’s clinical application and many of our competitors have invested considerably more in clinical development than we have.

Major software information systems companies, including those specializing in the healthcare industry, that do not presently offer competing products may enter our markets.

We may not be able to compete successfully against current and future competitors, and such competitive pressures could have a materially adverse affect on our business, financial condition and operating results.

We Have Encountered Significant Challenges Integrating Acquired Businesses, and Future Transactions May Adversely Affect Our Business, Operations and Financial Condition.

Throughout our history, we have made many acquisitions and have encountered significant challenges integrating the acquired businesses into our operations. In recent years, we have made significant progress toward that integration. However, we continue to support different technology platforms. In the future, we plan to make investments in or acquire additional complementary businesses, products, services or technologies. These investments and acquisitions will create new integration challenges. Some of the challenges we have encountered, and may encounter with acquisitions in the future, in integrating acquired businesses include:

•	Interruption, disruption or delay of our ongoing business;

•	Distraction of management’s attention from other matters;

•	Additional operational and administrative expenses;

•	Difficulty managing geographically dispersed operations;

•	Failure of acquired businesses to achieve expected results, resulting in our failure to realize anticipated benefits;

•	Write-down or reclassification of acquired assets;

•	Failure to retain key acquired personnel and difficulty and expense of training those retained;

•	Increases in compensation and stock compensation expenses resulting from newly hired employees;

•	Assumption of liabilities and potential for disputes with the sellers of acquired businesses;

•	Customer dissatisfaction or performance problems related to acquired businesses;

•	Failure to maintain good relations with customers or suppliers;

•	Exposure to the risks of entering markets in which we have no prior direct experience and to risks associated with market acceptance of acquired products and technologies; and

•	Platform and technical issues related to integrating systems from various acquired companies.

In the past, all of these factors have had an adverse effect on our business, financial condition and results of operations. We could also face these same challenges in the future.

Our Laboratory Solutions are Subject to FDA Regulation. We May Be Required to Make Substantial Changes to Our Products if More of Our Products Become Subject to FDA Regulation, which Could Require a Significant Capital Investment.

Computer products used or intended for use in the diagnosis, cure, mitigation, treatment or prevention of diseases or other conditions or that affect the structure or function of the body are subject to regulation by the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act (“Act”). Our Laboratory solutions are considered Class I medical devices that are regulated under the Act and amendments to the Act. While we were required to register our Laboratory solutions with the FDA, they are exempted from the FDA’s more onerous and costly premarket notification procedures.

In the future, the FDA could determine that some of our products, because of their predictive aspects, are clinical decision tools and subject them to regulation, including registration and, perhaps, premarket notification requirements. Compliance with such FDA regulations could be burdensome, time consuming and expensive. Other new laws and regulations affecting healthcare software development also could be enacted in the future. If so, it is possible that our costs and the length of time for product development could increase and that other unforeseeable consequences could arise.

Governmental Regulation of the Confidentiality of Patient Health Information Could Result in Our Customers Being Unable to Use Our Products Without Significant Modification, which Could Require Significant Capital Expenditures.

There is substantial state and federal regulation of the confidentiality of patient health information and the circumstances under which such information may be used by, disclosed to, or processed by us as a consequence of our contacts with various health plans and healthcare providers. This includes state and federal requirements designed to prevent I.D. theft. Although compliance with these laws and regulations is presently the principal responsibility of our customers (e.g., health plans, hospitals, physicians or other healthcare providers), regulations governing patient confidentiality rights are dynamic and rapidly evolving. As such, laws and regulations currently applicable only to certain healthcare entities could be modified so that they could directly apply to us. Additionally, changes to the laws and regulations that would require us to change our systems and our methods may be made in the future, which could require significant expenditure of capital and decrease future business prospects. Also, additional federal and state legislation governing the dissemination of patient health information may be proposed and adopted, which may also significantly affect our business. Finally, certain existing laws and regulations require healthcare entities to contractually pass on their obligations to other entities with which they do business; as such, we are indirectly impacted by various additional laws and regulations.

HIPAA is a federal law that affects the use, disclosure, transmission and storage of individually identifiable health information referred to as “protected health information.” As directed by HIPAA, DHHS must promulgate standards or rules for certain electronic health transactions, code sets, data security, unique identification numbers and privacy of protected health information. DHHS has issued some of these rules in final form, while others remain in development. In general, under these rules, we function as a “business associate” to some of our customers (who are considered to be “covered entities” under HIPAA). The three rules primarily relevant to us and our customers—the Transactions Rule, the Privacy Rule and the Security Rule – are discussed below. It is important to note that DHHS could, at any time in the future, modify any existing final rule in a manner that could require us to change our systems or operations.

First, DHHS has published a final HIPAA rule governing transactions and code set standards (“Transactions Rule”). The Transactions Rule had a compliance date of October 16, 2003. To the extent necessary to help our covered entity customers conduct transactions, we believe that our current products and services meet the requirements of the Transactions Rule. Nevertheless, as noted above, DHHS may make further revisions to the Transactions Rule, which could require us to change our products and systems to enable our covered entity customers to meet such obligations.

Second, DHHS has published a final HIPAA privacy rule (“Privacy Rule”) which had a compliance date of April 14, 2003. The Privacy Rule is complex and far reaching. Similar to the Transactions Rule, as noted above, the Privacy Rule directly applies to covered entities. Also, covered entities are, in most instances, required to execute a contract with any business associate that performs certain services on the covered entity’s behalf involving the exchange or creation of protected health information. Our hospital and health plan customers are covered entities, and to the extent that we are required by our customers to comply with various contractual safeguards mandated by the Privacy Rule, we believe that we meet the requirements. The Privacy Rule and other similar state healthcare privacy regulations could materially restrict the ability of healthcare providers and health plans to disclose protected health information from patient records using our products and services, or it could require us to make additional capital expenditures to be in compliance. Accordingly, the Privacy Rule and state privacy laws may significantly impact our products’ use in the healthcare delivery system and, therefore, decrease our revenues, increase working capital requirements and decrease future business prospects.

Third, DHHS has published the final HIPAA security rule (“Security Rule”) with a compliance date of April 20, 2005. The Security Rule applies to the use, disclosure, transmission, storage and destruction of electronic protected health information by covered entities. The Security Rule requires that covered entities must implement administrative, technical and physical security measures to safeguard electronic protected health information. Also, as with the Privacy Rule, under the Security Rule, covered entities are required to enter into contracts with their business associates that include certain mandatory health information safeguards. As such, where we function as a business associate to a customer that is a covered entity, we are required to enter into a business associate contract with that customer. Implementing such measures may require us to expend substantial capital due to required product, service and procedure changes.

We have completed modifications to our business practices and software offerings so that we are able to assist our customers in complying with the Transactions Rule, Privacy Rule and Security Rule. However, DHHS continues to publish change notices to the existing rules and propose new rules. There is no certainty that we will be able to respond to all such rules in a timely manner and our inability to do so could adversely affect our business.

Government Regulation to Adopt and Implement ICD-10-CM and ICD-10-PCS Medical Code Set Standards Could Require Substantial Modification of our Coding and Compliance Software

The American Health Information Management Association and other prominent healthcare industry advocacy groups are calling on DHHS and the healthcare industry to take action to adopt and implement ICD-10-CM and ICD-10-PCS code sets, rules and guidelines as a replacement for current ICD-9-CM guidelines used in our software products. Adoption of these new code sets would require us to change our systems and our methods which could require a significant expenditure of software development capital and decrease future business prospects for our current product line.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that we incorporate by reference contain certain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding our strategy, future operations, future expectations or future estimates, financial position and objectives of management. In some cases, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “should,” “expects,” “predicts,” “intends,” “estimates,” “may,” “will,” “could,” “would,” “pro forma,” “seek,” “continue,” or the negative of those terms or comparable terminology. Not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, results of operations, competitive factors, shifts in market demand and other risks and uncertainties. These statements are only predictions and we can give no assurance that such expectations will prove to be correct.

We discuss risks, uncertainties and assumptions that could cause our actual results to differ from these forward-looking statements elsewhere in this prospectus, including in the section entitled “Risk Factors,” and in our periodic reports filed with the SEC. These are factors that we believe could cause our actual results to differ materially from our expected and historical results.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and actual results may differ from those indicated by the forward-looking statements included in this prospectus. You should not place undue reliance on these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results. We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events or otherwise. You are advised, however to consult any further disclosures we make in our subsequent current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports filed with the SEC.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the resale of the Shares that may be sold using this prospectus. We will not receive any of the proceeds from the resale of these Shares.

SELLING STOCKHOLDERS

This prospectus relates to Shares that are being registered for resale by the Selling Stockholders who have acquired, or may acquire, Shares pursuant to the Compensation Arrangements. The Selling Stockholders may resell any or all of the Shares at any time during which this prospectus is effective. The table below describes, as of March 19, 2007, or a subsequent date if amended or supplemented, (a) the names of the Selling Stockholders and their relationship to us during the last three years; (b) the number of shares of common stock the Selling Stockholders beneficially owned prior to this offering; (c) the number of Shares which may be offered pursuant to this prospectus by the Selling Stockholders; and (d) the amount and the percentage of our common stock that would be owned by the Selling Stockholders after completion of this offering. The information contained in this table may be amended or supplemented from time to time.

Name of Seller	Relationships to Company	Number of Shares Beneficially Owned Prior to the Offering(1)	Shares to be Sold(2)	Beneficial Ownership After the Offering
				Number of Shares	Percentage of Common Stock
Keith B. Hagen	President and Chief Executive Officer; Director(3)	767,708	1,100,000	0	0%
James R. Klein	Executive Vice President of Product Management and Chief Technology Officer(4)	190,625	300,000	15,625	<1%
Steven V. Russell	Senior Vice President of Corporate Development(5)	26,563	75,000	0	0%

(1)

The number of shares beneficially owned is determined under rules promulgated by the SEC and includes (i) outstanding shares of common stock (including restricted common stock) and (ii) options for common stock that have vested or will vest within 60 days. Mr. Hagen was granted 550,000 shares of restricted common stock pursuant to a restricted stock agreement by and between QuadraMed and Mr. Hagen, dated September 26, 2005. Mr. Klein was granted 100,000 shares of restricted common stock pursuant to a restricted stock agreement by and between QuadraMed and Mr. Klein, dated August 1, 2005.

(2)

In order to reflect the maximum number of Shares that may be sold pursuant to this prospectus, the number of Shares to be sold includes (i) shares of restricted common stock that are subject to forfeiture and whose disposition is restricted by contractual limitations on the Selling Stockholder, (ii) shares of common stock subject to options which are deemed to be currently exercisable, and (iii) shares of common stock subject to options which are not deemed to be currently exercisable, but which may become exercisable after the date of filing of this prospectus under the terms of those options. Such shares of restricted common stock cannot be sold by a Selling Stockholder unless and until such time as the contractual limitations on such shares lapse. Such option shares cannot be sold by a Selling Stockholder unless and until such time as the options become exercisable, the options have been exercised, and the shares underlying such options have been issued to such Selling Stockholder.

(3)	Mr. Hagen has been President, Chief Executive Officer and a director of QuadraMed since October 2005.
(4)	Mr. Klein has been Executive Vice President of Product Management and Chief Technology Officer of QuadraMed since August 2005.
(5)	Mr. Russell has been Senior Vice President of Corporate Development of QuadraMed since November 2005.

PLAN OF DISTRIBUTION

We are registering a total of 1,475,000 shares of our common stock, of which 650,000 shares are issued and outstanding and 825,000 shares are issuable upon the exercise of stock options by the Selling Stockholders. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of the common stock. A Selling Stockholder is a person named in the section of this prospectus entitled “Selling Stockholders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares of our common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

We will bear all costs, fees and expenses in connection to our obligation to register the shares of the common stock offered by this prospectus. If the shares of common stock are sold through broker-dealers or agents, the Selling Stockholders will be responsible for any compensation to such broker-dealers or agents.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purpose of this prospectus.

The Selling Stockholders will sell their shares of common stock subject to the following:

•

all or a portion of the shares of common stock beneficially owned by Selling Stockholders or their respective pledgees, donees, transferees or successors-in-interest, may be sold on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in combination of such transactions;

•	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices or at varying prices determined at the time of sale; and

•

some or all of the shares of common stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or hedging transactions. The Selling Stockholders may enter into hedging transactions with broker-dealers or agents, who may in turn engage in short sales of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan pledge shares of common stock to broker-dealers or agents who in turn may sell such shares.

In connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling holders and receive commissions from the purchasers of the shares of common stock for whom they act as broker-agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be in excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and will be required to deliver a copy of this prospectus to any person who purchases any shares of common stock from or through such broker-dealer or agent. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profits realized by the Selling Stockholder, and commissions paid, or any discounts or concessions allowed to any broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of common stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The amount of Shares to be reoffered or resold pursuant to this prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all expenses of the registration of the shares of common stock, including, without limitation, SEC fees and expenses of compliance with state securities or “blue sky” laws. The Selling Stockholders will pay all selling commissions and expenses, brokerage fees and transfer taxes. Once sold under this registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than affiliates.

LEGAL MATTERS

The validity of the shares of our common stock that may be sold using this prospectus will be passed upon for us by Crowell & Moring LLP, Washington, D.C.

EXPERTS

The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We have previously filed the following documents with the SEC, and they are incorporated by reference in this prospectus:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

(2)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on January 29, 2007 and March 21, 2007; and

(3)	The description of the terms, rights and provisions applicable to the common stock contained in QuadraMed’s registration statement No. 001-32283 on Form 8-A, filed with the SEC on August 17, 2004 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Shares offered by this prospectus have been sold or which deregisters all Shares then remaining unsold, are incorporated by reference into this prospectus.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

703-709-2300

Attn: Corporate Secretary

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this prospectus is considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is considered to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this prospectus.

Item 4. Description of Securities.

Not required.

Item 5. Interests of Named Experts and Counsel.

Not required.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our amended and restated Certificate of Incorporation and Bylaws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated Certificate of Incorporation and Bylaws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of our amended and restated Certificate of Incorporation or Bylaws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

The registration rights agreement associated with the Series A Preferred Stock provides that the holders of the Series A Preferred Stock and common stock issuable upon the conversion of the Series A Preferred Stock shall indemnify the Company and its directors and officers from and against any and all losses, claims, damages, expenses (including reasonable costs of investigation and fees, disbursements and other charges of counsel, and any amounts paid in settlement) or other liabilities to which the Company or its directors and officers may become subject under the securities laws, any other federal law, any state or common law rule or regulation which results from, arises out of, or is based upon any untrue, or alleged untrue, statement or omission, or alleged omission, of material fact by the holders contained in any registration statement, prospectus, or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing, if such information was furnished in writing by the holder to the Company for use in such document.

Item 7. Exemption from Registration Claimed.

The restricted securities to be resold pursuant to this prospectus were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because they were granted by the issuer pursuant to the Compensation Arrangements and not in connection with any public offering.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Description
4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Report on Form 8–K filed with SEC on October 17, 2005.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Quarterly Report Amended on Form 10–Q/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.3 to our Registration Statement on Form S–1, No. 333–112040, as filed with the SEC on January 21, 2004.)

4.4	Employment Agreement effective October 17, 2005, between Keith B. Hagen and QuadraMed. (Exhibit 99.2 to our Current Report on Form 8–K, as filed with the SEC on September 29, 2005.)

4.5	Inducement Stock Option Agreement effective October 17, 2005, between Keith B. Hagen and QuadraMed Corporation. (Exhibit 99.3 to our Current Report on Form 8–K, as filed with the SEC on September 29, 2005.)

4.6	Restricted Stock Agreement effective October 17, 2005, between Keith B. Hagen and QuadraMed Corporation. (Exhibit 99.4 to our Current Report on Form 8–K, as filed with the SEC on September 29, 2005.)

4.7	Employment Agreement effective August 1, 2005, between James R. Klein and QuadraMed

Corporation. (Exhibit 10.15 to our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006, as amended by Amendment No. 1 thereto, as filed with the SEC on August 17, 2006.)

4.8	Inducement Stock Option Agreement effective August 1, 2005, between James R. Klein and QuadraMed Corporation. (Exhibit 99.3 to our Current Report on Form 8–K, as filed with the SEC on August 15, 2005.)

4.9	Restricted Stock Agreement effective August 1, 2005, between James R. Klein and QuadraMed Corporation. (Exhibit 99.4 to our Current Report on Form 8–K, as filed with the SEC on August 15, 2005.)

4.10	Employment Agreement effective November 21, 2005, between Steven V. Russell and QuadraMed Corporation. (Exhibit 99.1 to our Current Report on Form 8–K, as filed with the SEC on November 28, 2005.)

4.11	Inducement Stock Option Agreement effective November 21, 2005, between Steven V. Russell and QuadraMed Corporation. (Exhibit 99.2 to our Current Report on Form 8–K, as filed with the SEC on November 28, 2005.)

5.1*	Opinion of Crowell & Moring LLP regarding legality of securities being registered.

23.1*	Consent of BDO Seidman, LLP Independent Registered Public Accounting Firm.

23.3*	Consent of Crowell & Moring LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth in the signature page hereto).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on March 21, 2007.

QUADRAMED CORPORATION

By:	/s/ Keith B. Hagen
Keith B. Hagen
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	/S/ KEITH B. HAGEN	Chief Executive Officer (Principal Executive Officer) and Director	March 21, 2007
Keith B. Hagen

	/S/ DAVID L. PIAZZA*	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2007
David L. Piazza

	/S/ ROBERT L. PEVENSTEIN*	Chairman	March 21, 2007
Robert L. Pevenstein

	/S/ LAWRENCE P. ENGLISH*	Director	March 21, 2007
Lawrence P. English

	/S/ ROBERT W. MILLER*	Director	March 21, 2007
Robert W. Miller

	/S/ JAMES E. PEEBLES*	Director	March 21, 2007
James E. Peebles

* By:	/S/ KEITH B. HAGEN	Attorney-in-Fact	March 21, 2007
Keith B. Hagen

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Keith B. Hagen as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ KEITH B. HAGEN	Chief Executive Officer (Principal Executive Officer) and Director	March 21, 2007
Keith B. Hagen

/S/ DAVID L. PIAZZA*	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2007
David L. Piazza

/S/ ROBERT L. PEVENSTEIN*	Chairman	March 21, 2007
Robert L. Pevenstein

/S/ LAWRENCE P. ENGLISH*	Director	March 21, 2007
Lawrence P. English

/S/ ROBERT W. MILLER*	Director	March 21, 2007
Robert W. Miller

/S/ JAMES E. PEEBLES*	Director	March 21, 2007
James E. Peebles